Exhibit 10.2

August 12, 2021

Troy Quander

Dear Troy,

On behalf of Butterfly Network, I am pleased to offer you a position as Senior Vice President, Regulatory and Quality beginning on or around September 7, 2021. You will report directly to the CEO and will be based out of our Burlington, MA headquarters.

Your annualized compensation in this position will consist of an annual base salary of $350,000.00 paid in twice monthly pay periods, less required deductions.

You will receive an annual (prorated for the first year) discretionary bonus with a target of 50% of your base salary, based on goals, objectives, and performance metrics to be determined by Butterfly Network’s management. Such bonus will be paid in the first quarter of the following calendar year. It will be a condition of your eligibility to receive any bonus that you remain employed with Butterfly Network through the date of payment of such bonus.

You will receive one-time make whole, taxable payment of $165,000.00 for bonus and cash payment forfeiture. This will be paid on your first payroll check after the first month anniversary of your start date. Such payment will be recoverable in full by the company in the event you voluntarily terminate your employment prior to 12 months from your start date.

In addition to the outlined cash compensation, within 30 days you will receive a grant of $500,000.00 equivalent of equity, consisting of 50% restricted stock units and 50% stock options in Butterfly Network, that (i) will be subject to the terms of the grant documents therefore, (ii) subject to continued service and the specific terms of your grant. The Stock Options will vest over a four-year period with the following schedule: 25% on the one-year anniversary of your start date, and 2.083% at the end of each month thereafter. The RSUs will vest over a four-year period with the following schedule: 25% on the one-year anniversary of your start date, and 6.25% at the end of each quarter thereafter.

You will be eligible to participate in Butterfly’s long term incentive program, established and approved by the Compensation Committee of the Butterfly Board of Directors (the “LTIP”). It is currently expected that you will receive annual grants under the LTIP.

Butterfly Network recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Butterfly Network’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date.

Further, while we expect you to remain with Butterfly Network for a long time, this letter is not an employment contract and you will be an at-will employee.

This letter is subject to successful completion of a background check and upon the completion of references. By signing this letter, you authorize Butterfly Network to conduct such background check.

Butterfly Network considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Butterfly Network’s Non- competition/Non-solicit, Confidentiality and Intellectual Property Agreement.

Please note this offer will expire on August 16, 2021, unless accepted by you in writing prior to such date.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Butterfly Network. We firmly believe that Butterfly Network offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Kindest,

Butterfly Network, Inc.

By:

Name: Todd Fruchterman, MD, PhD

Title: CEO and President

ACCEPTED AND AGREED:

Signature:

Name: Troy Quander

Address: